Exhibit 10.1

FORM OF

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of [                    ], 2013 (this “Agreement”), is by and among OCI Partners LP, a Delaware limited partnership (the “Partnership”), OCI GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), OCI USA INC., a Delaware corporation (“OCI USA”), and OCI Beaumont LLC, a Texas limited liability company (the “Operating Company”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the General Partner and OCI USA have caused the formation of the Partnership, pursuant to the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “DRULPA”), for the purpose of owning and operating, directly or indirectly, that certain methanol and ammonia production facility located in Nederland, Texas (the “Facility”), as well as engaging in any other business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the DRULPA, all as more fully described in the Prospectus (as defined below);

WHEREAS, the Operating Company owns all of the assets, properties, interests and rights in connection with, relating to or arising out of the Facility;

WHEREAS, OCI USA owns 100% of the limited liability company interests in the Operating Company (the “Operating Company Interests”);

WHEREAS, in connection with the closing of the Offering (as defined below), OCI USA desires to contribute, assign, transfer and deliver to the Partnership, and the Partnership desires to acquire from OCI USA, the Operating Company Interests, and, in exchange, the Partnership desires to issue Common Units (as defined below) to OCI USA, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recitals, each of the following actions has been taken prior to the date hereof:

1. On February 7, 2013, OCI USA formed the General Partner under the Delaware Limited Liability Act and contributed $1,000 in exchange for 100% of the limited liability company interests in the General Partner;

2. On February 7, 2013, OCI USA, as the organizational limited partner, and the General Partner, as the general partner, formed the Partnership under the DRULPA and contributed $1,000 and $0, respectively, in exchange for a 100% limited partner interest (the “Initial LP Interest”) and a 0% non-economic general partner interest, respectively, in the Partnership;

3. On April 1, 2013, the Operating Company transferred to OCI USA all of the Operating Company’s right, title and interest in and to that certain Agreement of Lease, dated as of September 12, 2012, between Etoile 660 Madison LLC, as landlord, and the Operating Company, as tenant, as amended;

4. On May 21, 2013, the Operating Company, as borrower, and OCI USA, as guarantor, entered into a $360.0 million term loan credit agreement with a group of lenders and Bank of America, N.A., as administrative agent and lender, comprised of two term loans in the amounts of $125.0 million (the “Bridge Term B-1 Loan”) and $235.0 million (the “Bridge Term B-2 Loan”), respectively;

5. On August 20, 2013, the Operating Company, as borrower, and OCI Fertilizer International B.V., a Netherlands private limited liability company (a Besloten Vennootschap) (“OCI Fertilizer”), as lender, entered into a $40.0 million intercompany revolving credit facility;

6. On August 20, 2013, the Operating Company, as borrower, and OCI USA, as guarantor, entered into a $360.0 million term loan credit agreement with a syndicate of lenders and Bank of America, N.A., as administrative agent and lender, comprised of two term loans in the amounts of $125.0 million (the “Term B-1 Loan”) and $235.0 million (the “Term B-2 Loan”);

7. On August 20, 2013, the Operating Company used $125.0 million of the proceeds from the Term B-1 Loan to repay in full and terminate the Bridge Term B-1 Loan and used $235.0 million of the proceeds from the Term B-2 Loan to repay in full and terminate the Bridge Term B-2 Loan;

8. On [—], 2013, the Operating Company transferred certain employees of the Operating Company (the “GP Employees”) to the General Partner;

9. On [—], 2013, the Operating Company transferred certain employees of the Operating Company (the “OCI Employees”) to OCI USA (the GP Employees and the OCI Employees comprising all of the employees of the Operating Company);

10. On [—], 2013, OCI USA amended and restated the Original Company Agreement (as defined below) by executing the Operating Company Agreement (as defined below); and

11. On [—], 2013, the Operating Company distributed to OCI USA all of the Operating Company’s cash, restricted cash and accounts receivable reflected in the Operating Company’s books and records, such amount totaling $[—] million, in the aggregate.

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the matters provided for in Article II will occur in accordance with its respective terms;

WHEREAS, if the Option to Purchase Additional Common Units (as defined below) is exercised, each of the matters provided for in Article III will occur in accordance with its respective terms; and

WHEREAS, the stockholders, members or partners of the Parties have taken or caused to be taken all corporate, limited liability company and partnership action, as the case may be, required to approve the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this Contribution, Conveyance and Assumption Agreement, as it may be amended, supplemented or restated from time to time.

“Bridge Term B-1 Loan” is defined in the recitals of this Agreement.

“Bridge Term B-2 Loan” is defined in the recitals of this Agreement.

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Time” means the time of closing on the Closing Date as set forth in Section 2(c) of the Underwriting Agreement as the “Closing Time.”

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“DRULPA” is defined in the recitals of this Agreement.

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Facility” is defined in the recitals of this Agreement.

“General Partner” is defined in the introductory paragraph of this Agreement.

“GP Employees” is defined in the recitals of this Agreement.

“Initial LP Interest” is defined in the recitals of this Agreement.

“OCI Employees” is defined in the recitals of this Agreement.

“OCI Fertilizer” is defined in the recitals of this Agreement.

“OCI USA” is defined in the introductory paragraph of this Agreement.

“Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Option to Purchase Additional Common Units), as described in the Registration Statement.

“Operating Company” is defined in the introductory paragraph of this Agreement.

“Operating Company Agreement” means the Second Amended and Restated Company Agreement of the Operating Company, dated as of [—], 2013.

“Operating Company Interests” is defined in the recitals of this Agreement.

“Option Period” means the period from the Closing Date to and including the date that is 30 days after the Closing Date.

“Option to Purchase Additional Common Units” means the option granted to the Underwriters by the Partnership pursuant to Section 2(b) of the Underwriting Agreement.

“Option Units” has the meaning set forth in Article III.

“Original Company Agreement” means that certain Amended and Restated Company Agreement of the Operating Company, dated as of March 1, 2011.

“Original Partnership Agreement” means that certain Agreement of Limited Partnership of the Partnership, dated as of February 7, 2013.

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, substantially in the form attached as Appendix A to the Prospectus.

“Partnership Group” means the Partnership and the Operating Company.

“Party” and “Parties” are defined in the introductory paragraph of this Agreement.

“Prospectus” means the final prospectus relating to the Offering dated [                    ], 2013 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on [                    ], 2013.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-189350), as amended, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Offering.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Term B-1 Loan” is defined in the recitals of this Agreement.

“Term B-2 Loan” is defined in the recitals of this Agreement.

“Underwriters” means, collectively, each member of the underwriting syndicate named as an underwriter in Schedule A to the Underwriting Agreement.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of [                    ], 2013 among the Underwriters, OCI USA, the General Partner, the Partnership and the Operating Company, providing for the purchase of Common Units by the Underwriters.

ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Each of the following transactions set forth in this Article II shall be completed as of the Effective Time in the order set forth herein, subject to, and in accordance with, the provisions of Article V:

2.1 Execution of the Partnership Agreement. The General Partner and OCI USA, as the organizational limited partner, shall amend and restate the Original Partnership Agreement by executing and delivering the Partnership Agreement, with such changes as the General Partner and OCI USA may agree.

2.2 Contribution of the Operating Company Interests. OCI USA hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership all right, title and interest in and to all of the Operating Company Interests in exchange for [                    ] Common Units representing a [            ]% limited partner interest in the Partnership, and the Partnership hereby accepts such Operating Company Interests. Upon OCI USA’s contribution of such Operating Company Interests to the Partnership, (a) the Partnership shall be and hereby is admitted as the sole member of the Operating Company, (b) OCI USA shall and does hereby cease to be a member of the Operating Company and shall thereupon cease to have or exercise any right or power as the sole member of the Operating Company and (c) the Operating Company shall be and hereby is continued without dissolution. The Common Units issued to OCI USA have been duly authorized and validly issued in accordance with the Partnership Agreement and, upon transfer of such Operating Company Interests in exchange for such Common Units, will be fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the DRULPA), and OCI USA will own such Common Units free and clear of all Liens (as defined in the Underwriting Agreement), except for (A) restrictions on transferability contained in the Partnership Agreement and (B) Liens created or arising under the DRULPA.

2.3 Execution of the Joinder to the Operating Company Agreement. The Partnership shall execute a joinder to the Operating Company Agreement (in the form attached thereto) or similar written undertaking to be bound by the terms and conditions of the Operating Company Agreement.

2.4 Public Cash Contribution. The Parties acknowledge that, in connection with the Offering, public investors, through the Underwriters, have made a capital contribution to the Partnership of $[                    ] in cash in exchange for [                    ] Common Units representing a [            ]% limited partner interest in the Partnership, and such public investors are being admitted to the Partnership as limited partners in connection therewith. The Common Units issued to such public investors have been duly authorized and validly issued in accordance with the Partnership Agreement and, upon receipt of the capital contribution described in the preceding sentence, will be fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the DRULPA).

2.5 Payment of Transaction Expenses by the Partnership. The Parties acknowledge the payment by the Partnership, in connection with the closing of the Offering, of (a) transaction expenses in the amount of approximately $[            ] million, excluding underwriting discounts of approximately $[            ] million in the aggregate and (b) a structuring fee of [            ]% of the gross proceeds of the Offering payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Structuring Fee”).

2.6 Contribution of Net Proceeds by the Partnership to the Operating Company; Use of Proceeds. The Parties acknowledge (a) the Partnership’s capital contribution of approximately $[            ] million to the Operating Company, (b) the Operating Company’s $125.0 million repayment in full and termination of the Term B-1 Loan, (c) the Operating Company’s $[            ] million repayment of a portion of the Operating Company’s outstanding intercompany debt with OCI Fertilizer and (d) the Operating Company’s retention of approximately $[            ] million to prefund a portion of the Partnership Group’s debottlenecking project and other budgeted capital projects incurred after the Closing Date as described in the Prospectus.

2.7 Redemption of the Initial LP Interest from the Partnership and Return of Initial Capital Contribution. The Partnership hereby redeems the Initial LP Interest held by OCI USA and hereby refunds and distributes to OCI USA the initial contribution, in the amount of $1,000, made by OCI USA in connection with the formation of the Partnership, along with 100% of any interest or other profit that resulted from the investment or other use of such initial contribution.

ARTICLE III

EXERCISE OF OPTION TO PURCHASE ADDITIONAL COMMON UNITS

If the Option to Purchase Additional Common Units is exercised in whole or in part, the Underwriters will contribute additional cash to the Partnership in exchange for up to an additional [            ] Common Units (the “Option Units”) at the Offering price per Common Unit set forth in the Prospectus, net of underwriting discounts and the Structuring Fee. Upon the expiration of the Option Period, any Option Units not purchased by the Underwriters pursuant to the Underwriting Agreement will be issued on a deferred basis to OCI USA and for no additional consideration as part of the contribution transactions described in Section 2.2.

ARTICLE IV

FURTHER ASSURANCES

From time to time after the date hereof, and without any additional consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to (i) more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (ii) more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed, assigned, transferred and delivered by this Agreement, or which are intended to be so contributed, assigned, transferred and delivered and (iii) more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE V

ORDER OF COMPLETION AND EFFECTIVENESS OF TRANSACTIONS

5.1 Order of Completion of Transactions. The transactions provided for in Section 2.1 through Section 2.3 shall be completed as of the Effective Time in the order set forth in Article II. The transactions provided for in Section 2.4 through Section 2.7 shall be completed as of the Closing Time in the order set forth in Article II. Following the completion of the transactions set forth in Article II, the transactions provided for in Article III, if they occur, shall be completed.

5.2 Effectiveness of Transactions. Notwithstanding anything contained in this Agreement to the contrary, (a) none of the provisions of Section 2.1 through Section 2.3 shall be operative or have any effect until the Effective Time and (b) none of the provisions of Section 2.4 through Section 2.7 or Article III shall be operative or have any effect until the Closing Time, at which respective time all such applicable provisions shall be effective and operative in accordance with Section 5.1 without further action by any Party.

ARTICLE VI

MISCELLANEOUS

6.1 Costs. Except for the transaction expenses set forth in Section 2.5, OCI USA shall pay all expenses, fees and costs, including, but not limited to, all sales, use and similar taxes arising out of the contributions, distributions, conveyances and deliveries to be made under Article II and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, OCI USA shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article IV (to the extent related to any of the contributions, distributions, conveyances and deliveries to be made under Article II).

6.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or other words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

6.5 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document and shall be construed together and shall constitute one and the same instrument.

6.6 Applicable Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S.

$100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

6.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

6.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.

6.9 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

6.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

OCI USA Inc.

By:
Kevin Struve President

OCI GP LLC

By:
Frank Bakker
President and Chief Executive Officer

OCI Partners LP

By:	OCI GP LLC, its general partner

By:
Frank Bakker
President and Chief Executive Officer

OCI Beaumont LLC

By:
Frank Bakker
President and Chief Executive Officer

Signature Page to

Contribution, Conveyance and Assumption Agreement